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                                                                    EXHIBIT 5.2
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                  OPINION OF TOTTI, RODRIGUEZ, DIAZ & FUENTES


                                        April __, 1996

Puerto Rican Cement Company, Inc.
PO Box 364487
San Juan, Puerto Rico  00936-4487

Ladies and Gentlemen:

       We have acted as counsel for Puerto Rican Cement Company, Inc. (the "Company") in connection with the offer and sale of an aggregate of 106,229 shares of the Company's common stock, par value $1.00 per share (the "Shares"), by certain stockholders of the Company pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933.

         We have examined originals (or copies certified or otherwise identified to our satisfaction) of such agreements, instruments, certificates and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for the purposes of the opinion rendered below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

         Based upon and subject to the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares being issued and sold have been duly authorized and validly issued and are fully paid and nonassessable.

         This opinion is limited to the law of the State of New York and the Federal law of the United States. To the extent that Puerto Rico law is relevant to the opinion expressed herein, we have relied solely upon the opinion of Totti, Rodriquez, Diaz & Fuentes.

         This opinion is provided to you for your benefit. It may not be delivered to, or in any manner relied upon or used by, any other person or entity without our express written consent, other than LeBoeuf, Lamb, Greene & MacRae, L.L.P.

                                        Very truly yours,